Exhibit 23.1

CONSENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

American Technology Corporation
San Diego, California

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (File No. 333-09265, File No. 333-09269, File No. 333-23845, File No. 333-59929, File No 333-54034, File No. 333-101279, File No. 333-125454 and File No. 333-128263) and Forms S-3 (File No. 333-27455, File No. 333-36003, File No. 333-71351, File No. 333-99675, File No. 333-36000, File No. 333-105740, File No. 333-107635 and File No. 333-127534) of our report dated November 10, 2004, relating to the financial statements and schedules of American Technology Corporation appearing in the Company's Annual Report on Form 10-K for the year ended September 30, 2005.

/s/ BDO Seidman, LLP

Costa Mesa, CA
December 29, 2005